Exhibit 4.10

WARRANT AGREEMENT

dated as of             , 2016

between

COMSTOCK RESOURCES, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Warrant Agent

-i-

-ii-

WARRANT AGREEMENT

Warrant Agreement (as it may be amended from time to time, this “Warrant Agreement”), dated as of             , 2016, between Comstock Resources, Inc., a Nevada corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York State chartered limited purpose trust company (the “Warrant Agent”).

WITNESSETH THAT:

WHEREAS, pursuant to the terms and conditions of the Exchange Offer (as defined below), the holders of the Old Senior Secured Notes (as defined in the Registration Statement) who tender such Old Senior Secured Notes in the Exchange Offer and that are accepted for exchange and not validly withdrawn are to be issued warrants (“Warrants”), exercisable until the Expiration Date, to purchase up to an aggregate of [one million fifty thousand (1,050,000)] Common Shares (as defined below) at an exercise price of $0.01 per share, as the same may be adjusted pursuant to Article 4 hereof (the “Exercise Price”);

WHEREAS, the Warrants have the terms and conditions set forth in this Warrant Agreement (including the Exhibits hereto);

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, exchange, Transfer (as defined below), substitution and exercise of Warrants; and

WHEREAS, the Warrants and the underlying Common Shares have been registered under the Securities Act (as defined below) pursuant to the Registration Statement.

NOW THEREFORE in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:

Article 1

Definitions

Section 1.01 Certain Definitions. As used in this Warrant Agreement, the following terms shall have their respective meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Buyer” means, with respect to an Asset Sale or tender offer, any Person (i) who is an Affiliate of the Company, (ii) who is an officer, director, employee or member of the Company or any Affiliate of the Company, or (iii) a majority of which Person’s total outstanding equity, upon consummation of such transaction, is held by Persons who are equityholders in the Company immediately prior to the consummation of such transaction.

“Appropriate Officer” has the meaning set forth in Section 2.02(a).

“Asset Sale” has the meaning set forth in Section 4.06(c).

“Authentication Order” means a Company Order for authentication and delivery of Warrants.

“Beneficial Owner” means any Person beneficially owning an interest in a Global Warrant, which interest is credited to the account of a direct participant in the Depository for the benefit of such Beneficial Owner through the book-entry system maintained by the Depositary (or its agent)). For the avoidance of doubt, a Participant may also be a Beneficial Owner.

“Board” means the board of directors of the Company or any committee of such board duly authorized to exercise the power of the board of directors with respect to the matters provided for in this Warrant Agreement as to which the board of directors is authorized or required to act.

“Business Day” means any day other than (x) a Saturday or Sunday or (y) any day which is a legal holiday in the State of New York or a day on which banking institutions and trust companies in the state in which the Warrant Agent is located are authorized or obligated by Law, regulation or executive order to close.

“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Charter” means the restated articles of incorporation of the Company, as amended or restated.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means the closing date of the Exchange Offer.

“Common Shares” means shares of the common stock, par value $0.50 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Order” means a written request or order signed in the name of the Company by any Appropriate Officer or other duly authorized officer of the Company and delivered to the Warrant Agent.

“Convertible Securities” means options, rights, warrants or other securities convertible into or exchangeable or exercisable for Common Shares (including the Warrants).

“Depository” means The Depository Trust Company, its nominees, and their respective successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the related rules and regulations promulgated thereunder.

“Exercise Date” has the meaning set forth in Section 3.02(b).

“Ex-Date” means with respect to a dividend or distribution to holders of the Common Shares, the first date on which the Common Shares can be traded without the right to receive such dividend or distribution.

“Exercise Notice” means, for any Warrant, an exercise notice substantially in the form set forth in Exhibit B hereto.

“Exercise Price” has the meaning set forth in the Recitals.

“Exchange Offer” has the meaning set forth in the Registration Statement.

“Expiration Date” means, for any Warrant, the second anniversary of the Closing Date.

“Fair Value,” as of a specified date, means the price per Common Share, other Securities or other distributed property determined as follows:

(i) in the case of Common Shares or other Securities listed on the New York Stock Exchange or the NASDAQ Stock Market, the VWAP of a Common Share or a single unit of such other Security for the 20 Trading Days ending on, but excluding, the specified date (or if the Common Shares or other Security has been listed for less than 20 Trading Days, the VWAP for such lesser period of time);

(ii) in the case of Common Shares or other Securities not listed on the New York Stock Exchange or the NASDAQ Stock Market, the VWAP of a Common Share or a single unit of such other Security in composite trading for the principal U.S. national or regional securities exchange on which such securities are then listed for the 20 Trading Days ending on, but excluding, the specified date (or if the Common Shares or other Security has been listed for less than 20 Trading Days, the VWAP for such lesser period of time); or

(iii) in all other cases, the fair value per Common Share, other Securities or other distributed property as of a date not earlier than 10 Business Days preceding the specified date as determined in good faith by the Board and, if the Board elects to engage the same, upon the advice of an independent investment banking, financial advisory or valuation firm or appraiser selected by the Board (a “Representative”); provided, however, that

(iv) notwithstanding the foregoing, if the Board determines in good faith that the application of clauses (i) or (ii) of this definition would result in a VWAP based on the trading prices of a thinly-traded Security such that the price resulting therefrom may not represent an accurate measurement of the fair value of such Security, the Board at its election may apply the provisions of clause (iii) of this definition in lieu of the applicable clause (i) or (ii) with respect to the determination of the fair value of such Security.

“Full Physical Settlement” means the settlement method pursuant to which an exercising Beneficial Owner shall be entitled to receive from the Company, for each Warrant exercised, a number of Common Shares equal to the Full Physical Share Amount in exchange for payment by the Beneficial Owner of the Exercise Price.

“Full Physical Share Amount” means, for each Warrant exercised as to which Full Physical Settlement is applicable, one Common Share.

“Global Warrant” means a Warrant in the form of a Global Warrant Certificate.

“Global Warrant Certificate” means any certificate representing Warrants satisfying the requirements set forth in Section 2.04.

“Global Warrant Holder” means the Person acting as the Depository or nominee of the Depository in whose name Warrants are registered in the Warrant Register. The initial Global Warrant Holder shall be Cede & Co., as the Depository’s nominee.

“Law” means any federal, state, local, foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement having the force of law or any undertaking to or agreement with any governmental authority, including common law.

“Net Share Amount” means for each Warrant exercised as to which Net Share Settlement is applicable, a fraction of a Common Share equal to (i) the Fair Value (as of the Exercise Date for such Warrant) of one Common Share minus the Exercise Price therefor divided by (ii) such Fair Value. In no event shall the Company deliver a fractional Common Share in connection with an exercise of Warrants as to which Net Share Settlement is applicable.

“Net Share Settlement” means the settlement method pursuant to which an exercising Beneficial Owner shall be entitled to receive from the Company, for each Warrant exercised, a number of Common Shares equal to the Net Share Amount without any payment of Cash therefor.

“New Convertible Notes” has the meaning set forth in the Registration Statement.

“Non-Affiliate Combination” means a Fundamental Equity Change where (i) the acquirer is a true third party and not an Affiliate of the Company or any of its or its Affiliates’ officers, directors, employees or members and (ii) all of the equity held by equity holders of the Company (other than management) is extinguished or replaced by equity in a different Person (other than a Fundamental Equity Change in which the equity interests in the Company are replaced in a merger or other corporate combination with equity in the surviving Person that represents more than 50% of the total equity in the surviving Person).

“Number of Warrants” means the “Number of Warrants” specified on the face of the Global Warrant Certificate, subject to adjustment pursuant to Article 4.

“Offer Expiration Date” has the meaning set forth in Section 4.01(c).

“Officer’s Certificate” means a certificate signed by any Appropriate Officer or other duly authorized officer of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Participant” means any direct participant of the Depository, the account of which is credited with a beneficial interest in the Global Warrant for the benefit of a Beneficial Owner through the book-entry system maintained by the Depositary (or its agent).

“Person” means an individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Prospectus” means the Prospectus that is part of the Registration Statement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any Cash, Securities or other property or in which Common Shares (or another applicable Security) are exchanged for or converted into, or any combination of, Cash, Securities or other property, the date fixed for determination of holders of Common Shares entitled to receive such Cash, Securities or other property or participate in such exchange or conversion (whether such date is fixed by the Board or by statute, contract or otherwise).

“Registration Statement” means the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 1, 2016, as such registration statement may be amended.

“Reorganization Event” has the meaning set forth in Section 4.07(a).

“Representative” has the meaning set forth in clause (iii) of the definition of Fair Value.

“SEC” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

“Securities” means (i) any capital stock (whether Common Shares or preferred stock, voting or non-voting), partnership, membership or limited liability company interest or other equity or voting interest, (ii) any right, option, warrant or other security or evidence of indebtedness convertible into, or exercisable or exchangeable for, directly or indirectly, any interest described in clause (i), (iii) any notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, and (iv) any other “securities,” as such term is defined or determined under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the related rules and regulations promulgated thereunder.

“Settlement Date” means, in respect of a Warrant that is exercised hereunder, the third Business Day immediately following the Exercise Date for such Warrant.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tendering Holders” means those holders of Old Senior Secured Notes that validly tender such Old Senior Secured Notes in the Exchange Offer and that are accepted and not validly withdrawn for exchange.

“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which Securities are not traded on the applicable securities exchange.

“Transfer” means, with respect to any Warrant, to directly or indirectly (whether by act, omission or operation of law), sell, exchange, transfer, hypothecate, negotiate, gift, convey in trust, pledge, assign, encumber, or otherwise dispose of, or by adjudication of a Person as bankrupt, by assignment for the benefit of creditors, by attachment, levy or other seizure by any creditor (whether or not pursuant to judicial process), or by passage or distribution of Warrants under judicial order or legal process, carry out or permit the transfer or other disposition of, all or any portion of such Warrant.

“Transferee” means a Person to whom any Warrant (or interest in the Global Warrant) is Transferred.

“Trigger Event” has the meaning set forth in Section 4.03(a).

“Unit of Reference Property” has the meaning set forth in Section 4.07(a).

“VWAP” means, for any Trading Day, the price for Securities (including Common Shares) determined by the daily volume weighted average price per unit of such Securities for such Trading Day on the trading market on which such Securities are then listed or quoted, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session) as reported on the New York Stock Exchange or NASDAQ Stock Market, or if such Securities are not listed or quoted on the New York Stock Exchange or NASDAQ Stock Market, as reported by the principal U.S. national or regional securities exchange on which such Securities are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day, or if such volume weighted average price is unavailable or in manifest error, the price per unit of such Securities using a volume weighted average price method selected by an independent nationally recognized investment bank or other qualified financial institution selected by the Board.

“Warrant” means a warrant of the Company exercisable for a single Common Share as provided herein, and issued pursuant to this Warrant Agreement with the terms, conditions and rights set forth in this Warrant Agreement.

“Warrant Agent” has the meaning set forth in the preamble.

“Warrant Agreement” has the meaning set forth in the preamble.

“Warrant Register” has the meaning set forth in Section 2.03(a).

Article 2

Issuance, Execution and Transfer of Warrants

Section 2.01 Issuance and Delivery of Warrants.

(a) On the Closing Date, the Company shall initially issue and execute one Global Warrant (in accordance with Section 2.02) evidencing an initial aggregate Number of Warrants equal to [1,050,000] (such Number of Warrants to be subject to adjustment from time to time as described herein) in accordance with the terms of this Warrant Agreement and the Exchange Offer and deliver such Global Warrant to the Warrant Agent, for authentication, along with a duly executed Authentication Order. The Warrant Agent shall then Transfer such Global Warrant to the Global Warrant Holder for crediting to the accounts of the applicable Participants for the benefit of the Tendering Holders pursuant to the procedures of the Depository on or after the Closing Date. The Global Warrant shall evidence one or more Warrants. Each Warrant evidenced thereby shall be exercisable (upon payment of the Exercise Price and compliance with the procedures set forth in this Warrant Agreement) for one Common Share. On the Closing Date, the Warrant Agent shall, upon receipt of such Global Warrant and Authentication Order, authenticate such Global Warrant in accordance with Section 2.02 and register such Global Warrant in the Warrant Register. The Global Warrant shall be dated as of the Closing Date and, subject to the terms hereof, shall evidence the only Warrants issued or outstanding under this Warrant Agreement. The Global Warrant Certificate shall be deposited on or after the date hereof with the Warrant Agent.

(b) All Warrants issued under this Warrant Agreement shall in all respects be equally and ratably entitled to the benefits hereof, without preference, priority, or distinction on account of the actual time of the issuance and authentication or any other terms thereof. Each Warrant shall be, and shall remain, subject to the provisions of this Warrant Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof. The Global Warrant Holder shall be bound by all of the terms and provisions of this Warrant Agreement as fully and effectively as if the Global Warrant Holder had signed the same.

(c) Any Warrant that is forfeited by a Beneficial Owner, or repurchased by the Company shall be deemed to be no longer outstanding for all purposes of this Warrant Agreement.

Section 2.02 Execution and Authentication of Warrants.

(a) Each Global Warrant Certificate shall be executed on behalf of the Company by the Chief Executive Officer, President, Chief Financial Officer or Secretary (each, an “Appropriate Officer”) of the Company. The signature of any of the Appropriate Officers on a Global Warrant Certificate may be in the form of a facsimile or other electronically transmitted signature (including, without limitation, electronic transmission in portable document format (.pdf)).

(b) Any Global Warrant Certificate bearing the signatures of individuals, each of whom was, at the time he or she signed such Global Warrant Certificate or his or her facsimile signature was affixed to such Global Warrant Certificate, as the case may be, an Appropriate Officer, shall bind the Company, notwithstanding that such individuals or any of them have ceased be such an Appropriate Officer prior to the authentication of such Global Warrant by the Warrant Agent or was not such an Appropriate Officer at the date of such Global Warrant.

(c) No Global Warrant shall be entitled to any benefit under this Warrant Agreement or be valid or obligatory for any purpose unless there appears on the applicable Global Warrant Certificate a certificate of authentication substantially in the form provided for herein executed by the Warrant Agent, and such signature upon any Global Warrant Certificate shall be conclusive evidence, and the only evidence, that such Global Warrant has been duly authenticated and delivered hereunder. The signature of the Warrant Agent on any Global Warrant Certificate may be in the form of a facsimile or other electronically transmitted signature (including, without limitation) electronic transmission in portable document format (.pdf)).

Section 2.03 Registration, Transfer, Exchange and Substitution.

(a) The Company shall cause to be kept at the office of the Warrant Agent, and the Warrant Agent shall maintain, a register (the “Warrant Register”) in which the Company shall provide for the registration of any Global Warrant and Transfers, exchanges or substitutions of any Global Warrant as provided herein. Any Global Warrant issued upon any registration of Transfer or exchange of or substitution for any Global Warrant shall be a valid obligation of the Company, evidencing the same obligations, and entitled to the same benefits under this Warrant Agreement, as any Global Warrant surrendered for such registration of Transfer, exchange or substitution.

(b) Transfers of a Global Warrant shall be limited to Transfers in whole, and not in part, to the Company, the Depository, their successors, and their respective nominees. A Global Warrant may be Transferred to such parties upon the delivery of a written instruction of Transfer in form reasonably satisfactory to the Warrant Agent and the Company, duly executed by the Global Warrant Holder or by such Global Warrant Holder’s attorney, duly authorized in writing. No such Transfer shall be effected until, and the Transferee shall succeed to the rights of the Global Warrant Holder only upon, final acceptance and registration of the Transfer in the Warrant Register by the Warrant Agent. Prior to the registration of any Transfer of a Global Warrant by the Global Warrant Holder as provided herein, the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent may treat the Person in whose name such Global Warrant is registered as the owner thereof for all purposes, notwithstanding any notice to the contrary. To permit a registration of a Transfer of a Global Warrant, the Company shall execute a Global Warrant Certificate at the Warrant Agent’s request and the Warrant Agent shall authenticate such Global Warrant Certificates. Any such Global Warrant Certificate shall be deposited on or after the date hereof with the Warrant Agent. No service charge shall be made for any such registration of Transfer. A party requesting transfer of a Global Warrant must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, Inc.

(c) Interests of Beneficial Owners in a Global Warrant registered in the name of the Depository or its nominee shall only be Transferred in accordance with the procedures of the Depository, the applicable Participant and applicable Law.

(d) So long as any Global Warrant is registered in the name of the Depository or its nominee, the Beneficial Owners shall have no rights under this Warrant Agreement with respect to such Global Warrant held on their behalf by the Depository, and the Depository may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes. Accordingly, any such Beneficial Owner’s interest in such Global Warrant will be shown only on, and the Transfer of such interest shall be effected only through, records maintained by the Depository or its nominee or the applicable Participant, and neither the Company nor the Warrant Agent shall have any responsibility or liability with respect to such records maintained by the Depository or its nominee or the applicable Participant. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair the operation of customary practices of the Depository or Participants governing the exercise of the rights of a Beneficial Owner.

Section 2.04 Form of Global Warrant Certificates. Each Global Warrant Certificate shall be in substantially the form set forth in Exhibit A hereto and shall have such insertions as are appropriate or required by this Warrant Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement, such as may be required to comply with this Warrant Agreement, any Law or any rule of any securities exchange on which Warrants may be listed, and such as may be necessary to conform to customary usage.

Section 2.05 Cancellation of the Global Warrant Certificates. Any Global Warrant Certificate shall be promptly cancelled by the Warrant Agent upon the earlier of (i) the Expiration Date, (ii) the mutilation of the Global Warrant Certificate as described in Section 5.02, or (iii) registration of Transfer or exercise of all Warrants represented thereby and, except as provided in this Article 2 in case of a Transfer or Section 5.02 in case of mutilation, no Global Warrant Certificate shall be issued hereunder in lieu thereof.

Article 3

Exercise and Settlement of Warrants

Section 3.01 Exercise of Warrants. At any time prior to Close of Business on the Expiration Date, each Warrant may be exercised, in accordance with this Article 3. Any Warrants not exercised prior to the Expiration Date shall expire unexercised and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease as of the Close of Business on the Expiration Date. Only whole Warrants may be exercised.

Section 3.02 Procedure for Exercise.

(a) To exercise each Warrant, a Beneficial Owner must arrange for (i) the delivery of the Exercise Notice duly completed and executed by its applicable Participant to the principal office of the Warrant Agent and the Company, (ii) if Full Physical Settlement is elected, payment to the Warrant Agent in an amount equal to the Exercise Price for each Warrant to be exercised together with all applicable taxes and charges thereto, (iii) delivery of each Warrant to be exercised through the facilities of the Depository and (iv) compliance with all other procedures established by the Depository, the applicable Participant and the Warrant Agent for the exercise of Warrants.

(b) The date on which all the requirements for exercise set forth in this Section 3.02 in respect of a Warrant are satisfied is the “Exercise Date” for such Warrant.

(c) Subject to Section 3.02(e), any exercise of a Warrant pursuant to the terms of this Warrant Agreement shall be irrevocable and enforceable in accordance with its terms.

(d) All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services in accordance with this Agreement (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company (the “Funds Account”). Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through the Funds Account in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P. The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any Beneficial Owner or any other party.

(e) The Company shall assist and cooperate with any Beneficial Owner required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of a Warrant (including, without limitation, making any filings required to be made by the Company), and any exercise of a Warrant may be made contingent upon the making of any such filing and the receipt of any such approval.

(f) The Warrant Agent shall forward funds received for warrant exercises in a given month by the fifth Business Day of the following month by wire transfer to an account designated by the Company.

(g) Payment of the Exercise Price by or on behalf of a Beneficial Owner upon exercise of Warrants, in the case of Full Physical Settlement, shall be by federal wire or other immediately available funds payable to the order of the Company to the account maintained by the Warrant Agent in its name as agent for the Company. The Warrant Agent shall provide an exercising Beneficial Owner, upon request, with the appropriate payment instructions.

(h) The Company hereby instructs the Warrant Agent to record tax basis for newly issued Common Shares as follows: the tax basis of each newly issued Common Share equals the tax basis of the exercised Warrant plus the Exercise Price. The Company shall provide the tax basis of the Warrants no later than 90 days after the Closing Date.

Section 3.03 Settlement of Warrants.

(a) Full Physical Settlement shall apply to each Warrant unless the Beneficial Owner elects for Net Share Settlement to apply upon exercise of such Warrant. Such election shall be made in the Exercise Notice for such Warrant.

(b) If Full Physical Settlement applies to the exercise of a Warrant, upon the proper and valid exercise thereof by a Beneficial Owner the Company shall cause to be delivered to the exercising Beneficial Owner the Fully Physical Settlement Amount.

(c) If Net Share Settlement applies to the exercise of a Warrant, upon the proper and valid exercise thereof by a Beneficial Owner the Company shall cause to be delivered to the exercising Beneficial Owner the Net Share Amount. To the extent a Beneficial Owner elects a Net Share Settlement, the Company shall have sole responsibility for calculating the Net Share Amount. The Company shall provide the Net Share Amount calculation to the Warrant Agent.

(d) If there is a dispute as to the determination of the Exercise Price or the calculation of the number of Common Shares to be delivered to an exercising Beneficial Owner, the Company shall cause to be promptly delivered to the number of Common Shares that is not in dispute.

Section 3.04 Delivery of Common Shares.

(a) In connection with the exercise of Warrants, the Warrant Agent shall:

(1) examine all Exercise Notices and all other documents delivered to it to ascertain whether, on their face, such Exercise Notices and any such other documents have been executed and completed in accordance with their terms;

(2) where an Exercise Notice or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrant exists, endeavor to inform the appropriate parties (including the Person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

(3) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;

(4) advise the Company with respect to an exercise, no later than two Business Days following the satisfaction of each of the applicable procedures for exercise set forth in Section 3.02(a), of (v) the receipt of such Exercise Notice and the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement, (w) the number of Common Shares; (x) the instructions with respect to issuance of the Common Shares, subject to the timely receipt from the Depository of the necessary information, (y) the number of Persons who will become holders of record of the Company (who were not previously holders of record) as a result of receiving Common Shares upon exercise of the Warrants and (z) such other information as the Company shall reasonably require;

(5) promptly deposit in the Funds Account all Funds received in payment of the Exercise Price in connection with Full Physical Settlement of Warrants;

(6) promptly cancel and destroy a Global Warrant Certificate if all Warrants represented thereby have been exercised in full and deliver a certificate of destruction to the Company, unless the Company shall otherwise direct in writing;

(7) if all Warrants represented by a Global Warrant Certificate shall not have been exercised in full, note and authenticate such decrease in the Number of Warrants on Schedule A of such Global Warrant Certificate; and

(8) provide to the Company, upon the Company’s request, the number of Warrants previously exercised, the number of Common Shares issued in connection with such exercises and the number of remaining outstanding Warrants.

(b) With respect to each properly exercised Warrant in accordance with this Warrant Agreement, the Company shall cause its transfer agent to issue, in book-entry form at the transfer agent or through the Depositary, the Common Shares due in connection with such exercise for the benefit and in the name of the Person designated by the Beneficial Owner submitting the applicable Exercise Notice. The Person on whose behalf and in whose name any Common Shares are registered shall for all purposes be deemed to have become the holder of record of such Common Shares as of the Close of Business on the applicable Exercise Date.

(c) Promptly after the Warrant Agent shall have taken the action required by this Section 3.04 (or at such later time as may be mutually agreeable to the Company and the Warrant Agent), the Warrant Agent shall account to the Company with respect to the consummation of any exercise of any Warrants including, without limitation, with respect to any Exercise Price paid to the Warrant Agent.

Section 3.05 No Fractional Common Shares to Be Issued.

(a) Notwithstanding anything to the contrary in this Warrant Agreement, the Company shall not be required to issue any fraction of a Common Share upon exercise of any Warrants.

(b) If any fraction of a Common Share would, except for the provisions of this Section 3.05, be issuable on the exercise of any Warrants, the number of Common Shares to be issued shall be rounded up to the nearest whole number of Common Shares. All Warrants exercised by a Beneficial Owner on the same Exercise Date shall be aggregated for purposes of determining the number of Common Shares to be delivered pursuant to Section 3.04(b).

Section 3.06 Acquisition of Warrants by Company. The Company shall have the right, except as limited by Law, to purchase or otherwise to acquire one or more Warrants at such times, in such manner and for such consideration as it may deem appropriate.

Section 3.07 Validity of Exercise. All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise shall be determined by the Company, which determination shall be final and binding with respect to the Warrant Agent. The Warrant Agent shall incur no liability for or in respect of and, except to the extent such liability arises from the Warrant Agent’s gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final non-appealable judgment), the Warrant Agent, its employees, offices, directors and affiliates shall be indemnified and held harmless by the Company for acting or refraining from acting upon, or as a result of such determination by the Company. The Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Exercise Notices with regard to any particular exercise of Warrants.

Section 3.08 Certain Calculations.

(a) The Warrant Agent shall be responsible for performing all calculations required in connection with the exercise and settlement of the Warrants as described in this Article 3. In connection therewith, the Warrant Agent shall provide prompt written notice to the Company, in accordance with Section 3.04(a)(4), of the number of Common Shares deliverable upon exercise and settlement of Warrants. For the avoidance of doubt, the Warrant Agent shall not be responsible for performing the calculations set forth in Article 4.

(b) The Warrant Agent shall not be accountable with respect to the validity or value of any Common Shares that may at any time be issued or delivered upon the exercise of any Warrant, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible, to the extent not arising from the Warrant Agent’s gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final non-appealable judgment), for any failure of the Company to issue, transfer or deliver any Common Shares or Units of Reference Property, or to comply with any of the covenants of the Company contained in this Article 3.

Article 4

Adjustments

Section 4.01 Adjustments to Exercise Price. After the date on which the Warrants are first issued and while any Warrants remain outstanding and unexpired, the Exercise Price shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

(a) The issuance of Common Shares as a dividend or distribution to all holders of Common Shares, or a share split or share combination (including a reverse split) or reclassification of the outstanding Common Shares, in which event the Exercise Price shall be adjusted based on the following formula:

E1 = E0

where:

E1	=	the Exercise Price in effect immediately after (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification;

E0	=	the Exercise Price in effect immediately prior to (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification;

N0	=	the number of Common Shares outstanding immediately prior to (i) the Open of Business on the Record Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification; and

N1	=	the number of Common Shares equal to (i) in the case of a dividend or distribution, the sum of the number of Common Shares outstanding immediately prior to the Open of Business on the Record Date for such dividend or distribution plus the total number of Common Shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination, split, reverse split or reclassification, the number of Common Shares outstanding immediately after such subdivision, combination, split, reverse split or reclassification.

Such adjustment shall become effective immediately after (i) the Open of Business on the Ex-Date in the case of a dividend or distribution or (ii) the consummation of the transaction in the case of a subdivision, combination, split, reverse split or reclassification. If any dividend or distribution or subdivision, combination, split, reverse split or reclassification of the type described in this Section 4.01(a) is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision, combination, split, reverse split or reclassification had not been declared or announced, as the case may be.

(b) The issuance as a dividend or distribution to all holders of Common Shares of evidences of indebtedness, Securities of the Company or any other Person (other than Common Shares), Cash or other property (excluding any dividend or distribution covered by Section 4.01(a)), in which event the Exercise Price will be adjusted based on the following formula:

E1 = E0

where:

E1	=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

E0	=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

P	=	the Fair Value of a Common Share as of immediately prior to the Open of Business on the second Business Day preceding the Ex-Date for such dividend or distribution; and

FMV	=	the Fair Value of the portion of such dividend or distribution applicable to one Common Share as of the Open of Business on the date of such dividend or distribution.

Such decrease shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

(c) If any single action would require adjustment of the Exercise Price pursuant to more than one subsection of this Section 4.01, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest, relative to the rights and interests of the registered holders of the Warrants then outstanding, absolute value. For the purpose of calculations pursuant to Section 4.01, the number of Common Shares outstanding shall be equal to the sum of (i) the number of Common Shares issued and outstanding and (ii) the number of Common Shares issuable pursuant to the conversion or exercise of Convertible Securities that are outstanding, in each case on the applicable date of determination.

(d) The Company may from time to time, to the extent permitted by Law, decrease the Exercise Price and/or increase the Number of Warrants by any amount for any period of at least twenty days. In that case, the Company shall give the Global Warrant Holder and the Warrant Agent at least ten days’ prior written notice of such increase or decrease, and such notice shall state the decreased Exercise Price and/or increased Number of Warrants and the period during which the decrease and/or increase will be in effect. The Company may make such decreases in the Exercise Price and/or increases in the Number of Warrants, in addition to those set forth in this Article 4, as the Board deems advisable, including to avoid or diminish any income tax to holders of the Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(e) Notwithstanding this Section 4.01 or any other provision of this Warrant Agreement or the Warrants, if an Exercise Price adjustment becomes effective on any Ex-Date, and a Warrant has been exercised on or after such Ex-Date and on or prior to the related Record Date resulting in the Person issued Common Shares being treated as the record holder of the Common Shares on or prior to the Record Date, then, notwithstanding the Exercise Price adjustment provisions in this Section 4.01, the Exercise Price adjustment relating to such Ex-Date will not be made with respect to such Warrant. Instead, such Person will be treated as if it were the record owner of Common Shares on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Section 4.02 Adjustments to Number of Warrants. Concurrently with any adjustment to the Exercise Price under Section 4.01, except to the extent pursuant to Section 4.01(e), the Number of Warrants will be adjusted such that the Number of Warrants in effect immediately following the effectiveness of such adjustment will be equal to the Number of Warrants in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment.

Section 4.03 Certain Distributions of Rights and Warrants.

(a) Rights or warrants distributed by the Company to all holders of Common Shares entitling the holders thereof to subscribe for or purchase the Company’s Securities (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”):

(1) are deemed to be transferred with such Common Shares;

(2) are not exercisable; and

(3) are also issued in respect of future issuances of Common Shares,

shall be deemed not to have been distributed for purposes of Article 4 (and no adjustment to the Exercise Price or the Number of Warrants under this Article 4 will be made) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exercise Price and the Number of Warrants shall be made under this Article 4 (subject in all respects to Section 4.04).

(b) If any such right or warrant is subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (subject in all respects to Section 4.04).

(c) In addition, except as set forth in Section 4.04, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in Section 4.03(b)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price and the Number of Warrants under Article 4 was made (including any adjustment contemplated in Section 4.04):

(1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by the holders thereof, the Exercise Price and the Number of Warrants shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a distribution under Section 4.01(b), equal to the per share redemption or repurchase price received by a holder or holders of Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Shares as of the date of such redemption or repurchase; and

(2) in the case of such rights or warrants that shall have expired or been terminated without exercise by the holders thereof, the Exercise Price and the Number of Warrants shall be readjusted as if such rights and warrants had not been issued or distributed.

Section 4.04 Stockholder Rights Plans. If the Company has a stockholder rights plan in effect with respect to the Common Shares, upon exercise of a Warrant the holder shall be entitled to receive, in addition to the Common Shares, the rights under such stockholder rights plan, unless, prior to such exercise, such rights have separated from the Common Shares, in which case the Exercise Price and the Number of Warrants shall be adjusted at the time of separation as if the Company had made a distribution to all holders of Common Shares as described in the first paragraph of Section 4.01(b), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 4.05 Restrictions on Adjustments.

(a) Except in accordance with Section 4.01, the Exercise Price and the Number of Warrants will not be adjusted for the issuance of Common Shares or other Securities of the Company.

(b) For the avoidance of doubt, neither the Exercise Price nor the Number of Warrants will be adjusted:

(1) upon the issuance of any Common Shares or other Securities or any payments pursuant to any equity incentive plan of the Company;

(2) upon the issuance of any Common Shares upon conversion of the New Convertible Notes;

(3) upon any issuance of any Common Shares (or Convertible Securities) pursuant to the exercise of the Warrants;

(4) upon the issuance of Common Shares or other Securities of the Company in connection with a business acquisition transaction (except to the extent otherwise expressly required by this Warrant Agreement).

(c) No adjustment shall be made to the Exercise Price or the Number of Warrants for any of the transactions described in Section 4.01 if the Company makes provisions for participation in any such transaction with respect to Warrants without exercise of such Warrants on the same basis as with respect to Common Shares with notice that the Board determines in good faith to be fair and appropriate.

(d) No adjustment shall be made to the Exercise Price, nor will any corresponding adjustment be made to the Number of Warrants, unless the adjustment would result in a change of at least 1% of the Exercise Price; provided, however, that any adjustment of less than 1% that was not made by reason of this Section 4.05(d) shall be carried forward and made as soon as such adjustment, together with any other adjustments not previously made by reason of this Section 4.05(d), would result in a change of at least 1% in the aggregate. All calculations under this Article 4 shall be made to the nearest cent or to the nearest 1/100th of a Common Share, as the case may be.

(e) If the Company takes a record of the holders of Common Shares for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to members) legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the Exercise Price or the Number of Warrants then in effect shall be required by reason of the taking of such record.

Section 4.06 Successor upon Consolidation, Merger and Sale of Assets.

(a) Other than with respect to a Non-Affiliate Combination, the Company may consolidate or merge with another Person (a “Fundamental Equity Change”) only (i) if the Company is the surviving Person or (ii), if the Company is not the surviving Person, then:

(i) the successor to the Company assumes all of the Company’s obligations under this Warrant Agreement and the Warrants; and

(ii) the successor to the Company provides written notice of such assumption to the Warrant Agent promptly following the Fundamental Equity Change.

(b) In the case of a Fundamental Equity Change other than a Non-Affiliate Combination, the successor Person to the Company shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company, and the Company shall thereupon be released from all obligations and covenants under this Warrant Agreement and the Warrants. Such successor person shall provide in writing the Warrant Agent with such identifying corporate information as may be reasonably requested by the Warrant Agent. Such successor person thereafter may cause to be signed, and may issue any or all of, the Global Warrants issuable pursuant to this Warrant Agreement which theretofore shall not have been issued by the Company; and, upon the order of such successor Person, instead of the Company, and subject to all the terms, conditions and limitations in this Warrant Agreement prescribed, the Warrant Agent shall authenticate and deliver, as applicable, any Global Warrants that previously shall have been signed and delivered by the officers of the Company to the Warrant Agent for authentication, and any Warrants which such successor Person thereafter shall cause to be signed and delivered to the Warrant Agent for such purpose.

(c) If the Company desires to sell, lease, convey or otherwise transfer in one transaction or a series of related transactions all or substantially all of the consolidated assets of the Company and its Subsidiaries (an “Asset Sale”) to any Affiliated Buyer (such Asset Sale, an “Affiliated Asset Sale”), the Company may only consummate such Affiliated Asset Sale if such Affiliated Buyer agrees (i) to enter into a warrant agreement in form and substance substantially similar to this Warrant Agreement and (ii) to issue warrants for equity in such Affiliated Buyer (or a Person to which all or substantially all of the assets of the Company and its Subsidiaries acquired in such Asset Sale are transferred or conveyed) to the Global Warrant Holder on terms (including economic) and conditions substantially similar to the Global Warrant (taking into account any Warrants that are exercised prior to the Expiration Date (taking into account the materiality of the transferred assets to the total assets and operations of the Affiliated Buyer, taken as a whole), for crediting to the accounts of the applicable Participants for the benefit of the Beneficial Owners pursuant to the procedures of the Depository.

Section 4.07 Adjustment upon Reorganization Event.

(a) If there occurs any Fundamental Equity Change (other than a Non-Affiliate Combination) or any recapitalization, reorganization, consolidation, reclassification, change in the outstanding Common Shares (other than changes resulting from a subdivision or combination to which Section 4.01(a) applies), statutory share exchange or other transaction (each such event a “Reorganization Event”), in each case as a result of which the Common Shares would be converted into, changed into or exchanged for, stock, other securities, other property or assets (including Cash or any combination thereof) (the “Reference Property”) while any Warrants remain outstanding and unexpired, then following the effective time of the Reorganization Event, shares of stock, other securities or other property or assets (including Cash or any combination thereof) that a holder of one Common Share would have owned or been entitled to receive in connection with such Reorganization Event (such kind and amount of Reference Property per Common Share, a “Unit of Reference Property”). In the event holders of Common Shares have the opportunity to elect the form of consideration to be received in a Reorganization Event, the type and amount of consideration into which the Warrants shall be exercisable from and after the effective time of such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares in such Reorganization Event. The Company hereby agrees not to become a party to any Reorganization Event unless its terms are consistent with this Section 4.07.

(b) At any time from, and including, the effective time of a Reorganization Event:

(i) each Warrant shall be exercisable for a single Unit of Reference Property instead of one Common Share; and

(ii) the Fair Value shall be calculated with respect to a Unit of Reference Property.

(c) On or prior to the effective time of any Reorganization Event (other than a Non-Affiliate Combination), the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Warrant Agreement providing that the Warrants shall be exercisable for Units of Reference Property in accordance with the terms of this Section 4.07. If the Reference Property in connection with any Reorganization Event includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then the Company shall cause such amendment to this Warrant Agreement to be executed by such other Person and such amendment shall contain such additional provisions to protect the interests of the Global Warrant Holder (for the benefit of the Beneficial Owners) as the Board shall reasonably consider necessary by reason of the foregoing. Any such amendment to this Warrant Agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4. In the event the Company shall execute an amendment to this Warrant Agreement pursuant to this Section 4.07, the Company shall promptly file with the Warrant Agent an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of Cash, securities or property or assets that will comprise a Unit of Reference Property after the relevant Reorganization Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. The Company shall cause notice of the execution of the amendment to be mailed to the Global Warrant Holder within 20 Business Days after execution thereof.

(d) The above provisions of this Section 4.07 shall similarly apply to successive Reorganization Events.

(e) If this Section 4.07 applies to any event or occurrence, no other provision of this Article 4 shall apply to such event or occurrence (other than Section 4.06).

Section 4.08 Common Shares Outstanding; Common Shares Reserved for Issuance on Exercise.

(a) For the purposes of this Article 4, the number of Common Shares at any time outstanding shall not include Common Shares held, directly or indirectly, by the Company or any of its Subsidiaries.

(b) The Board has authorized and reserved for issuance such number of Common Shares as will be issuable upon the exercise of all outstanding Warrants for Common Shares. The Company covenants that all Common Shares that shall be so issuable shall be duly and validly issued, fully paid and non-assessable.

(c) The Company agrees to authorize and direct its current and future transfer agents for the Common Shares to reserve for issuance the number of Common Shares specified in this Section 4.08 and shall take all action required to increase the authorized number of Common Shares if at any time there shall be insufficient authorized but unissued Common Shares to permit such reservation or to permit the exercise of a Warrant. Promptly after the Expiration Date, the Warrant Agent shall certify to the Company the aggregate Number of Warrants then outstanding, and thereafter no Common Shares shall be required to be reserved in respect of such Warrants.

Section 4.09 Calculations; Instructions to Warrant Agent. The Company shall be responsible for making all calculations called for under this Warrant Agreement for purposes of determining any adjustments to the Exercise Price and the Number of Warrants, including determinations as to Fair Value, number of Common Shares to be issued upon exercise of any Warrants and the composition of Units of Reference Property. The Company shall make the foregoing calculations in good faith. Such calculations and determinations shall be final and binding on the Global Warrant Holder and all Beneficial Owners absent manifest error. The Company shall provide a schedule of the Company’s calculations and determinations to the Warrant Agent, and the Warrant Agent is entitled to rely upon the accuracy of the Company’s calculations without independent verification.

Section 4.10 Notice of Adjustments. The Company shall mail, or cause to be mailed, to the Global Warrant Holder and the Warrant Agent, in accordance with Section 6.14, a notice of any adjustment or readjustment to the Exercise Price or the Number of Warrants no less than three Business Days prior to the effective date of such adjustment or readjustment. The Company shall file with the Warrant Agent such notice and an Officer’s Certificate setting forth such adjustment or readjustment and kind and amount of securities, Cash or other property for which a Warrant shall thereafter be exercisable and the Exercise Price, showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Officer’s Certificate shall be conclusive evidence that the adjustment or readjustment is correct, and the Warrant Agent shall not be deemed to have any knowledge of any adjustments or readjustments unless and until it has received such Officer’s Certificate. The Warrant Agent shall not be under any duty or responsibility with respect to any such Officer’s Certificate except to exhibit the same to the Global Warrant Holder.

Section 4.11 Warrant Agent Not Responsible for Adjustments or Validity. The Warrant Agent shall at no time be under any duty or responsibility to determine whether any facts exist that may require an adjustment or readjustment of the Exercise Price and the Number of Warrants, or with respect to the nature or extent of any such adjustment or readjustment when made, or with respect to the method employed, herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall have no duty to verify or confirm any calculation called for hereunder. The Warrant Agent shall have no liability for any failure or delay in performing its duties hereunder caused by any failure or delay of the Company in providing such calculations to the Warrant Agent. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares or of any Securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment or readjustment pursuant to this Article 4, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any Common Shares or stock certificates or other securities or property or scrip upon the surrender of any Warrant for the purpose of exercise or upon any adjustment pursuant to this Article 4, or to comply with any of the covenants of the Company contained in this Article 4.

Section 4.12 Statements on Warrants. Other than notation of any applicable increase or decrease in the Number of Warrants on Schedule A of such Global Warrant Certificate, the form of Global Warrant Certificate need not be changed because of any adjustment or readjustment made pursuant to this Article 4, and Global Warrant Certificates issued after such adjustment or readjustment may state the same information (other than the adjusted Exercise Price and the adjusted Number of Warrants) as are stated in the Global Warrant Certificates initially issued pursuant to this Warrant Agreement.

Section 4.13 Effect of Adjustment. The Depository and applicable Participants shall effect any applicable adjustments, changes or payments to the Beneficial Owners with respect to beneficial interests in the Global Warrants resulting from any adjustments or readjustments, changes or payments effected pursuant to this Article 4 in accordance with the procedures of the Depository and the applicable Participants.

Article 5

Other Provisions Relating to Rights of Global Warrant Holder

Section 5.01 No Rights as Stockholders. Nothing contained in this Warrant Agreement or in any Global Warrant Certificate shall be construed as conferring upon any Person, by virtue of holding or having a beneficial interest in the Global Warrant, the right to vote, to consent, to receive any Cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Shares, or to exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent such Persons become holders of record of Common Shares issued upon settlement of Warrants.

Section 5.02 Mutilated or Missing Global Warrant Certificates. If any Global Warrant Certificate held by the Warrant Agent at any time is mutilated, defaced, lost, destroyed or stolen, then on the terms set forth in this Warrant Agreement, such Global Warrant Certificate may be replaced with a new Global Warrant Certificate, of like date and tenor and representing the same number of Warrants, at the cost of the Company at the office of the Warrant Agent subject to the replacement procedures of the Warrant Agent which shall include obtaining an open penalty surety bond satisfactory to the Warrant Agent holding the Company and the Warrant Agent harmless. Any such new Global Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Global Warrant Certificate shall be at any time enforceable by anyone. All Global Warrant Certificates shall be issued upon the express condition that the foregoing provisions are exclusive with respect to the substitution for lost, stolen, mutilated or destroyed Global Warrant Certificates, and shall preclude any and all other rights or remedies notwithstanding any Law or statute existing or hereafter enacted to the contrary with respect to the substitution for and replacement of negotiable instruments or other securities without their surrender.

Section 5.03 Modification, Waiver and Meetings.

(a) This Warrant Agreement may be modified or amended by the Company and the Warrant Agent, without the consent of the Global Warrant Holder, any Beneficial Owner of any Warrant, or any applicable Participant with respect to any Warrant, for the purposes of curing any ambiguity or correcting or supplementing any defective provision contained in this Warrant Agreement or to make any other provisions in regard to matters or questions arising in this Warrant Agreement which the Company and the Warrant Agent may deem necessary or desirable; provided that such modification or amendment does not adversely affect the interests of the Global Warrant Holder or the Beneficial Owners in any respect. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from an Appropriate Officer that states that the proposed amendment is in compliance with the terms of this Section 5.03.

(b) Modifications and amendments to this Warrant Agreement or to the terms and conditions of Warrants not contemplated by Section 5.03(a) may also be made by the Company and the Warrant Agent, and noncompliance with any provision of the Warrant Agreement or Warrants may be waived, by the Global Warrant Holder (pursuant to a proper vote or consent of a majority of the Warrants at the time outstanding). Notwithstanding anything to the contrary herein, the Company may amend Schedule I from time to time to accurately reflect the name and address of the Global Warrant Holder after the Closing Date without any further consent or agreement from any other Person and shall deliver such amended Schedule I to the Warrant Agent promptly.

(c) However, no such modification, amendment or waiver may, without the written consent of:

(1) the Global Warrant Holder (pursuant to a proper vote or consent of each Warrant):

(A) change the Expiration Date; or

(B) increase the Exercise Price or decrease the Number of Warrants (except as set forth in Article 4);

(2) the Global Warrant Holder (pursuant to a proper vote or consent of 66.66% of the Warrants affected):

(A) impair the right to institute suit for the enforcement of any payment or delivery with respect to the exercise and settlement of any Warrant;

(B) except as otherwise expressly permitted by provisions of this Warrant Agreement concerning specified reclassifications or corporate reorganizations, impair or adversely affect the exercise rights with respect to Warrants, including any change to the calculation or payment of the number of Common Shares received upon exercise of each Warrant;

(C) reduce the percentage of Warrants outstanding necessary to modify or amend this Warrant Agreement or to waive any past default; or

(D) reduce the percentage in Warrants outstanding required for any other waiver under this Warrant Agreement.

Article 6

Concerning the Warrant Agent and Other Matters

Section 6.01 Payment of Certain Taxes.

(a) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the initial issuance of the Global Warrant hereunder and delivery to the Global Warrant Holder.

(b) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the issuance of Common Shares upon the exercise of Warrants hereunder.

Section 6.02 Change of Warrant Agent.

(a) The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty days’ notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated warrant agent or by the Global Warrant Holder, then the Global Warrant Holder may apply to any court of competent jurisdiction for the appointment of a successor warrant agent.

(b) The Warrant Agent may be removed by the Company at any time upon sixty days’ written notice to the Warrant Agent; provided, however, that the Company shall not remove the Warrant Agent until a successor warrant agent meeting the qualifications hereof shall have been appointed; provided, further, that, until such successor warrant agent has been appointed, the Company shall compensate the Warrant Agent in accordance with Section 6.03.

(c) Any successor warrant agent, whether appointed by the Company or by such a court, shall be a corporation or banking association organized, in good standing and doing business under the Laws of the United States of America or any state thereof or the District of Columbia, and authorized under such Laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such successor warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published prior to its appointment; provided that such reports are published at least annually pursuant to Law or to the requirements of a federal or state supervising or examining authority. After acceptance in writing of such appointment by the successor warrant agent, such successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor warrant agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor warrant agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers and rights of such predecessor warrant agent hereunder; and upon request of any successor warrant agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectually vest in and conform to such successor warrant agent all such authority, powers, rights, immunities, duties and obligations. Upon assumption by a successor warrant agent of the duties and responsibilities hereunder, the predecessor warrant agent shall deliver and transfer, at the expense of the Company, to the successor warrant agent any property at the time held by it hereunder. As soon as practicable after such appointment, the Company shall give notice thereof to the predecessor warrant agent, the Global Warrant Holder and each transfer agent for its Common Shares. Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor warrant agent.

(d) Any entity into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust or agency business of the Warrant Agent, shall be the successor warrant agent under this Warrant Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such entity would be eligible for appointment as a successor warrant agent under Section 6.02(c). In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Warrant Agreement, any Global Warrant Certificate shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Global Warrant Certificate so countersigned, and in case at that time any Global Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Global Warrant Certificate either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificate shall have the full force provided in the Global Warrant Certificate and in this Warrant Agreement.

(e) In case at any time the name of the Warrant Agent shall be changed and at such time any Global Warrant Certificate shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Global Warrant Certificate so countersigned; and in case at that time any Global Warrant Certificate shall not have been countersigned, the Warrant Agent may countersign such Global Warrant Certificate either in its prior name or in its changed name; and in all such cases such Global Warrant Certificate shall have the full force provided in the Global Warrant Certificate and in this Warrant Agreement.

Section 6.03 Compensation; Further Assurances. The Company agrees that it will (a) pay the Warrant Agent reasonable compensation for its services as Warrant Agent in accordance with Exhibit C attached hereto and, except as otherwise expressly provided, will pay or reimburse the Warrant Agent upon written demand for all reasonable and documented expenses, disbursements and advances incurred or made by the Warrant Agent in accordance with any of the provisions of this Warrant Agreement (including the reasonable compensation, expenses and disbursements of its agents and counsel incurred in connection with the execution and administration of this Agreement), and (b) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

Section 6.04 Reliance on Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the written opinion of such counsel or any advice of legal counsel subsequently confirmed by a written opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice.

Section 6.05 Proof of Actions Taken. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Warrant Agent; and such Officer’s Certificate shall, in the absence of bad faith on the part of the Warrant Agent, be full warrant to the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Warrant Agreement in reliance upon such Officer’s Certificate; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.

Section 6.06 Correctness of Statements. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or any Global Warrant Certificate (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

Section 6.07 Validity of Agreement. From time to time, the Warrant Agent may apply to any Appropriate Officer for instruction and the Company shall provide the Warrant Agent with such instructions concerning the services to be provided hereunder. The Warrant Agent shall not be held to have notice of any change of authority of any Person, until receipt of notice thereof from the Company. The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof or in respect of the validity or execution of any Global Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Global Warrant Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Warrant Agreement or any Warrants or as to whether any Common Shares will, when issued, be validly issued and fully paid and nonassessable. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by Warrant Agent in reliance upon any Company instructions except to the extent that the Warrant Agent had actual knowledge of facts and circumstances that would render such reliance unreasonable.

Section 6.08 Use of Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents provided that the Warrant Agent shall remain responsible for the activities or omissions of any such agent or attorney and reasonable care has been exercised in the selection and in the continued employment of such attorney or agent.

Section 6.09 Liability of Warrant Agent. The Warrant Agent shall incur no liability or responsibility to the Company or to any Global Warrant Holder for any action taken or not taken (i) in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties or (ii) in relation to its services under this Warrant Agreement, unless such liability arises out of or is attributable to the Warrant Agent’s gross negligence, material breach of this Warrant Agreement, or willful misconduct or bad faith or material breach of any representation or warranty of the Warrant Agent hereunder. The Company agrees to indemnify the Warrant Agent, its employees, officers, directors and affiliates (each, an “Indemnified Person”) and save any Indemnified Person harmless against any and all losses, expenses and liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted in good faith by the Warrant Agent in the execution of this Warrant Agreement or otherwise arising in connection with this Warrant Agreement, except as a result of the Warrant Agent’s gross negligence, material breach of this Warrant Agreement, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final non-appealable judgment) or material breach of any representation or warranty of the Warrant Agent hereunder. The Warrant Agent shall be liable hereunder only for its gross negligence, material breach of this Warrant Agreement, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final non-appealable judgment) or its material breach of any representation or warranty of the Warrant Agent hereunder. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, punitive, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

Section 6.10 Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company, the Global Warrant Holder or any applicable Participant on behalf of a Beneficial Owner shall furnish the Warrant Agent with reasonable indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. The Warrant Agent shall promptly notify the Company and the Global Warrant Holder in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Warrant Agreement.

Section 6.11 Actions as Agent. The Warrant Agent shall act hereunder solely as agent and not in a ministerial or fiduciary capacity, and its duties shall be determined solely by the provisions hereof. The duties and obligations of the Warrant Agent shall be determined solely by the express provisions of the Warrant Agreement, and the Warrant Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Warrant Agreement. No implied covenants or obligations shall be read into the Warrant Agreement against the Warrant Agent. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in good faith in connection with this Warrant Agreement except for its own gross negligence, willful misconduct or bad faith.

Section 6.12 Appointment and Acceptance of Agency. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Warrant Agreement, and the Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth or as the Company and the Warrant Agent may hereafter agree.

Section 6.13 Successors and Assigns. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 6.14 Notices. Any notice or demand authorized by this Warrant Agreement to be given or made to the Company shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Comstock Resources, Inc.

5300 Town & Country Blvd., Suite 500

Frisco, TX 75034

Attn: President

Facsimile: (972) 668-8812

Email: rburns@comstockresources.com

Any notice or demand authorized by this Warrant Agreement to be given or made to the Warrant Agent shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Legal Department

Email: legalteam@amstock.com

Any notice or demand authorized by this Warrant Agreement to be given or made to the Global Warrant Holder shall be sufficiently given or made if sent by first-class mail, postage prepaid to the last address of the Global Warrant Holder as it shall appear on the Warrant Register.

Section 6.15 Applicable Law; Jurisdiction. The validity, interpretation and performance of this Warrant Agreement and of the Global Warrant Certificates shall be governed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws thereof. The parties hereto irrevocably consent to the exclusive jurisdiction of the courts of the State of New York and any federal court located in such state in connection with any action, suit or proceeding arising out of or relating to this Warrant Agreement.

Section 6.16 Waiver of Jury Trial. EACH OF THE COMPANY AND THE WARRANT AGENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT AGREEMENT OR A WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT OR A WARRANT. EACH OF THE COMPANY AND THE WARRANT AGENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS WARRANT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.17 Benefit of this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person or corporation other than the parties hereto and the Global Warrant Holder any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Warrant Agreement contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Global Warrant Holder.

Section 6.18 Registered Global Warrant Holder. Prior to due presentment for registration of Transfer, the Company and the Warrant Agent may deem and treat the Person in whose name any Warrants are registered in the Warrant Register as the absolute owner thereof for all purposes whatever (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary or be bound to recognize any equitable or other claim to or interest in any Warrants on the part of any other Person and shall not be liable for any registration of Transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of Transfer or with such knowledge of such facts that its participation therein amounts to bad faith.

Section 6.19 Headings. The Article and Section headings herein are for convenience only and are not a part of this Warrant Agreement and shall not affect the interpretation thereof.

Section 6.20 Counterparts. This Warrant Agreement may be executed in any number of counterparts on separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 6.21 Entire Agreement. This Warrant Agreement and the Global Warrant Certificate constitute the entire agreement of the Company, the Warrant Agent and Global Warrant Holder with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Warrant Agent and the Global Warrant Holder with respect to the subject matter hereof.

Section 6.22 Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement.

Section 6.23 Termination. This Warrant Agreement shall terminate at the Expiration Date (or Close of Business on the Settlement Date with respect to any Exercise Notice delivered prior to the Expiration Date). Notwithstanding the foregoing, this Warrant Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. All provisions regarding indemnification, warranty, liability and limits thereon shall survive the termination or expiration of this Warrant Agreement.

Section 6.24 Confidentiality. The Warrant Agent and the Company agree that (a) inter alia, personal, non-public Global Warrant Holder and Beneficial Owner information which is exchanged or received pursuant to the negotiation or the carrying out of this Agreement and (b) the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except disclosures pursuant to applicable securities Laws or otherwise as may be required by Law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 6.25 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[signature page follows]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

COMSTOCK RESOURCES, INC.
By:
Name:	Roland O. Burns
Title:	President and Chief Financial Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:
Name:
Title:

[SIGNATURE PAGE TO WARRANT AGREEMENT]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN WARRANTS

The initial Number of Warrants is 1,050,000. In accordance with the Warrant Agreement dated as of             , 2016 among the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent, the following increases or decreases in the Number of Warrants have been made:

Date	Amount of increase in Number of Warrants evidenced by this Global Warrant	Amount of decrease in Number of Warrants evidenced by this Global Warrant	Number of Warrants evidenced by this Global Warrant following such decrease or increase	Signature of authorized signatory

Schedule A

EXHIBIT A

FORM OF GLOBAL WARRANT CERTIFICATE

No.	CUSIP NO.

UNLESS THIS GLOBAL WARRANT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO COMSTOCK RESOURCES, INC. (THE “COMPANY”), THE CUSTODIAN OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFER OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO THE COMPANY, DTC, THEIR SUCCESSORS AND THEIR RESPECTIVE NOMINEES.

Comstock Resources, Inc.

            , 2016

NUMBER OF WARRANTS: Initially, [1,050,000] Warrants, subject to adjustment as described in the Warrant Agreement dated as of             , 2016 between Comstock Resources, Inc. and American Stock Transfer & Trust Company, LLC, as Warrant Agent (as supplemented or amended, the “Warrant Agreement”), each of which is exercisable for one Common Share.

EXERCISE PRICE: Initially, $0.01 per Warrant, subject to adjustment as described in the Warrant Agreement.

FORM OF SETTLEMENT:

Full Physical Settlement: If Full Physical Settlement is elected, the Company shall deliver, against payment of the Exercise Price, a number of Common Shares equal to the number of Warrants exercised.

Net Share Settlement: If Net Share Settlement is elected, the Company shall deliver, without any Cash payment therefor, a number of Common Shares equal to the quotient determined by dividing (i) the Fair Value (as of the Exercise Date) of the number of Common Shares deliverable pursuant to Full Physical Settlement minus the Exercise Price that would be payable pursuant to Full Physical Settlement by (ii) the Fair Value determined pursuant to the above clause (i).

DATES OF EXERCISE: At any time, and from time to time, prior to the Close of Business on the Expiration Date. The Global Warrant Holder shall be entitled to exercise all Warrants then represented hereby and outstanding or any portion thereof.

EXPIRATION DATE: The second anniversary of the Closing Date.

This Global Warrant Certificate certifies that:

                        , or its registered assigns, is the Global Warrant Holder of the Number of Warrants (the “Warrants”) specified above (such number subject to adjustment from time to time as described in the Warrant Agreement).

Reference is hereby made to the further provisions of this Global Warrant Certificate set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth in this place.

Exhibit A-1

This Global Warrant Certificate shall not be valid unless authenticated by the Warrant Agent.

In the event of any inconsistency between the Warrant Agreement and this Global Warrant Certificate, the Warrant Agreement shall govern.

IN WITNESS WHEREOF, Comstock Resources, Inc. has caused this instrument to be duly executed as of the date first written above.

COMSTOCK RESOURCES, INC.

By:
Name:
Title:

Certificate of Authentication

These are the Warrants referred to in the above-mentioned Warrant Agreement.

Countersigned as of the date above written:

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Authorized Officer

Exhibit A-2

COMSTOCK RESOURCES, INC.

The Warrants evidenced by this Global Warrant Certificate are part of a duly authorized issue of Warrants issued by the Company pursuant to the Warrant Agreement, dated as of             , 2016 (as it may be amended or supplemented, the “Warrant Agreement”), between Comstock Resources, Inc. and American Stock Transfer & Trust Company, LLC, as Warrant Agent, and are subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Global Warrant Holder consents by issuance of this Global Warrant Certificate. Without limiting the foregoing, all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant Agreement.

The Warrant Agreement and the terms of the Warrants are subject to amendment as provided in the Warrant Agreement.

This Warrant Certificate shall be governed by, and interpreted in accordance with, the Laws of the State of New York without regard to the conflicts of Laws principles thereof.

Exhibit A-3

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Warrant(s) represented by this Certificate to:

Name, Address and Zip Code of Assignee

and irrevocably appoints

                                         Name of Agent

as its agent to transfer this Warrant Certificate on the books of the Warrant Agent.

[Signature page follows]

Exhibit A-4

Name of Assignor
By:
Name:
Title:
(Sign exactly as your name appears on this Certificate)

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

Exhibit A-5

EXHIBIT B

Form of Exercise Notice

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Transfer Department

Re: Warrant Agreement dated as of             , 2016 between Comstock Resources, Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as Warrant Agent (as it may be supplemented or amended, the “Warrant Agreement”)

The undersigned hereby irrevocably elects to exercise the right, represented by the Global Warrant Certificate No.             held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to exercise             Warrants and receive the consideration deliverable in exchange therefor pursuant to the following settlement method (check one):

Full Physical Settlement

Net Sale Settlement

If Full Physical Settlement is elected, the undersigned shall tender payment of the Exercise Price therefore in accordance with instructions received from the Warrant Agent.

Please check below if this exercise is contingent upon a registered public offering or any Change of Control in accordance with Section 3.02(e) of the Warrant Agreement.

[            ] This exercise is being made in connection with a registered public offering or any other Change of Control; provided, that in the event that such transaction shall not be consummated, then this exercise shall be deemed revoked.

THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO CLOSE OF BUSINESS ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS AND PHONE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS SET FORTH IN THE WARRANT AGREEMENT.

By:
Authorized Signature
Address:
Telephone:

Exhibit B

EXHIBIT C

Fee Schedule

The Company shall pay the Warrant Agent for performance of its services under this Agreement such compensation as shall be agreed in writing between the Company and the Warrant Agent.

Exhibit C